Exhibit 99.1

                         Retires $14 million in Debt


    BOULDER, Colo., March 8 /PRNewswire-FirstCall/ -- Pharmion Corporation (Nasdaq: PHRM) announced today that all of its outstanding $14 million of convertible notes due in 2008 have been converted into shares of Pharmion Corporation common stock. The conversion of the notes results in a reduction of $14 million of debt and increases the Company's common shares outstanding by 1.3 million shares, or approximately five percent.

    Pharmion Corporation had the right to call the notes if shares of the Company's common stock traded on a public market with an average closing price of $15.00 per share for a 20 consecutive trading day period. Pharmion issued the convertible notes, which yielded 6 percent interest compounded on a semi-annual basis, in April 2003.


    About Pharmion:

    Pharmion is focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the US, Europe and additional international markets. For additional information about Pharmion, please visit the company's website at www.pharmion.com.


    Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which express the current beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Pharmion's future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include the status and timing or regulatory approvals for Thalidomide Pharmion 50mg and Vidaza; the impact of competition from other products under development by Pharmion's competitors; the regulatory environment and changes in the health policies and structure of various countries; acceptance and demand for new pharmaceutical products and new therapies, uncertainties regarding market acceptance of products newly launched, currently being sold or in development; Pharmion's ability to successfully acquire rights to, develop and commercialize additional pharmaceutical products; fluctuations in currency exchange rates, and other factors that are discussed in Pharmion's filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and Pharmion undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.



SOURCE  Pharmion Corporation
    -0-                             03/08/2004
    /CONTACT: Breanna Burkart or Anna Sussman, Director, Investor Relations and Corporate Communications of Pharmion Corporation, +1-720-564-9150/
    /Web site:  http://www.pharmion.com /
    (PHRM)

CO:  Pharmion Corporation
ST:  California
IN:  MTC HEA BIO
SU: